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                                                                      EXHIBIT 1


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                          AGREEMENT AND PLAN OF MERGER

                                      Among

                            MONTEREY RESOURCES, INC.

                        MONTEREY ACQUISITION CORPORATION

                                       and

                             McFARLAND ENERGY, INC.



                            Dated as of June 16, 1997






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                                TABLE OF CONTENTS


                                    ARTICLE I

THE OFFER      .............................................................2
SECTION 1.01.  The Offer....................................................2
SECTION 1.02.  Company Action...............................................3

                                   ARTICLE II

THE MERGER     .............................................................4
SECTION 2.01.  The Merger...................................................4
SECTION 2.02.  Effective Time; Closing......................................5
SECTION 2.03.  Effect of the Merger.........................................5
SECTION 2.04.  Certificate of Incorporation; By-laws........................5
SECTION 2.05.  Directors and Officers.......................................5
SECTION 2.06.  Conversion of Securities.....................................5
SECTION 2.07.  Employee Stock Options; Director Options.....................6
SECTION 2.08.  Dissenting Shares............................................6
SECTION 2.09.  Surrender of Shares; Stock Transfer Books....................7

                                   ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................8
SECTION 3.01.  Organization and Qualification; Subsidiaries.................8
SECTION 3.02.  Certificate of Incorporation and By-laws.....................9
SECTION 3.03.  Capitalization...............................................9
SECTION 3.04.  Authority Relative to this Agreement........................10
SECTION 3.05.  No Conflict; Required Filings and Consents..................10
SECTION 3.06.  SEC Filings; Financial Statements...........................11
SECTION 3.07.  Absence of Certain Changes or Events........................12
SECTION 3.08.  Absence of Litigation.......................................12
SECTION 3.09.  Compliance with Applicable Laws.............................13
SECTION 3.10.  Employee Benefit Plans......................................13
SECTION 3.11.  Labor Matters...............................................15
SECTION 3.12.  Offer Documents; Schedule 14D-9.............................15
SECTION 3.13.  Taxes.......................................................15
SECTION 3.14.  Brokers.....................................................17
SECTION 3.15.  Insurance...................................................18



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                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.....................18
SECTION 4.01.  Corporate Organization......................................18
SECTION 4.02.  Authority Relative to this Agreement........................18
SECTION 4.03.  No Conflict; Required Filings and Consents..................18
SECTION 4.04.  Offer Documents; Proxy Statement............................19
SECTION 4.05.  Brokers.....................................................20
SECTION 4.06.  Financing...................................................20

                                    ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER.....................................20
SECTION 5.01.  Conduct of Business by the Company Pending the
               Purchaser's Election Date...................................20

                                   ARTICLE VI

ADDITIONAL AGREEMENTS  ....................................................22
SECTION 6.01.  Stockholders Meeting........................................22
SECTION 6.02.  Proxy Statement.............................................22
SECTION 6.03.  Company Board Representation; Section 14(f).................23
SECTION 6.04.  Access to Information; Confidentiality......................24
SECTION 6.05.  No Solicitation of Transactions.............................24
SECTION 6.06.  Employee Compensation and Other Employee Benefits Matters...25
SECTION 6.07.  Directors' and Officers' Indemnification and Insurance......25
SECTION 6.08.  Further Action; Reasonable Best Efforts.....................28
SECTION 6.09.  Compliance with Antitrust Laws..............................29
SECTION 6.10.  Public Announcements........................................29
SECTION 6.11.  Parent Guarantee............................................29
SECTION 6.12.  Participation in Closing....................................29
SECTION 6.13.  Notification of Certain Other Matters.......................29
SECTION 6.14.  State Takeover Statutes.....................................30

                                   ARTICLE VII

CONDITIONS TO THE MERGER...................................................30
SECTION 7.01.  Conditions to the Merger....................................30

                                  ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER..........................................30
SECTION 8.01.  Termination.................................................30


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SECTION 8.02.  Effect of Termination.......................................31
SECTION 8.03.  Costs and Expenses..........................................32
SECTION 8.04.  Amendment...................................................32
SECTION 8.05.  Waiver......................................................32

                                   ARTICLE IX

GENERAL PROVISIONS.........................................................33
SECTION 9.01.  Non-Survival of Representations, Warranties and Agreements..33
SECTION 9.02.  Scope of Representations and Warranties.....................33
SECTION 9.03.  Notices.....................................................33
SECTION 9.04.  Certain Definitions.........................................35
SECTION 9.05.  Severability................................................35
SECTION 9.06.  Entire Agreement; Assignment................................36
SECTION 9.07.  Parties in Interest.........................................36
SECTION 9.08.  Specific Performance........................................36
SECTION 9.09.  Governing Law...............................................36
SECTION 9.10.  Headings....................................................36
SECTION 9.11.  Counterparts................................................36


ANNEX A        Conditions to the Offer

ANNEX B        Employee Benefits



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                            Glossary of Defined Terms

                                                              Location of
Defined Term                                                  Definition

Acquisition Transaction.............................         Section 6.05
affiliate...........................................         Section 9.04(a)
Agreement...........................................           Preamble
beneficial owner....................................         Section 9.04(b)
Blue Sky Laws.......................................         Section 3.05(b)
Board...............................................           Recitals
business day........................................         Section 9.04(c)
Certificate of Merger...............................         Section 2.02
Certificates........................................         Section 2.09(b)
Claim...............................................         Section 6.07(b)
Code................................................         Section 3.10(a)
Company.............................................           Preamble
Company Common Stock................................           Recitals
Company Preferred Stock.............................         Section 3.03
Confidentiality Agreement...........................         Section 6.04(c)
control.............................................         Section 9.04(d)
Delaware Law........................................           Recitals
Disclosure Schedule.................................         Section 3.01
Dissenting Shares...................................         Section 2.08(a)
Effective Time......................................         Section 2.02
ERISA...............................................         Section 3.10(a)
Exchange Act........................................         Section 1.01(a)
GAAP................................................         Section 3.06(b)
Governmental Entity.................................         Section 3.09
HSR Act.............................................         Section 3.05(b)
Indemnified Parties.................................         Section 6.07(b)
IRS.................................................         Section 3.10(a)
JCMc................................................           Annex B
Material Adverse Effect.............................         Section 3.01
Merger..............................................           Recitals
Merger Consideration................................         Section 2.06(a)
Minimum Condition...................................         Section 1.01(a)
Multiemployer Plan..................................         Section 3.10(b)
Multiple Employer Plan..............................         Section 3.10(b)
1996 Balance Sheet..................................         Section 3.06(c)
Offer...............................................           Recitals
Offer Documents.....................................         Section 1.01(b)
Offer to Purchase...................................         Section 1.01(b)


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Oppenheimer.........................................       Section 1.02(a)
Option..............................................       Section 2.07
Parent..............................................         Preamble
Paying Agent........................................       Section 2.09(a)
Per Share Amount....................................         Recitals
person..............................................       Section 9.04(e)
Plans...............................................       Section 3.10(a)
Proxy Statement.....................................       Section 4.04
Purchaser...........................................         Preamble
Purchaser's Election Date...........................       Section 5.01
Restated Certificate................................       Section 1.02
Returns.............................................       Section 3.13(a)
Schedule 14D-1......................................       Section 1.01(b)
Schedule 14D-9......................................       Section 1.02(b)
SEC.................................................       Section 1.01(b)
SEC Reports.........................................       Section 3.06(a)
Securities Act......................................       Section 3.06(a)
Shares..............................................         Recitals
Stock Option Plans..................................       Section 2.07
Stockholders Agreement..............................         Recitals
Stockholders Meeting................................       Section 6.01(a)
Subsidiary..........................................       Section 3.01
subsidiary..........................................       Section 9.04(f)
Surviving Corporation...............................       Section 2.01
Tax.................................................       Section 3.13(o)
Tender Offer Acceptance Date........................       Section 2.07
Transactions........................................       Section 1.02(a)


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                  AGREEMENT AND PLAN OF MERGER, dated as of June 16, 1997 (this
"Agreement"), among Monterey Resources, Inc., a Delaware corporation ("Parent"), Monterey Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and McFarland Energy, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent, through Purchaser, to acquire the Company upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of Common Stock, par value $1.00 per share, of the Company ("Company Common Stock"; shares of Company Common Stock being hereinafter collectively referred to as the "Shares") for $18.55 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount") net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of this Agreement and the Offer; and

                  WHEREAS, the Board of Directors of Parent and Purchaser have approved the making of the Offer and the transactions related thereto; and

                  WHEREAS, the Board of Directors of the Company (the "Board") has approved the making of the Offer and resolved and agreed, subject to the terms and conditions contained herein, to recommend that holders of Shares tender their Shares pursuant to the Offer; and

                  WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Purchaser and the Company have each approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law") following the consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, Parent and certain stockholders of the Company have entered into a Stockholders Agreement, dated as of the date hereof (the "Stockholders Agreement"), providing for the agreement of such stockholders to tender pursuant to the Offer all Shares owned by such stockholders subject to the terms and conditions of the Stockholders Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:



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                                    ARTICLE I

                                    THE OFFER

                  SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.01 and none of the events set forth in Annex A hereto shall have occurred or be existing (unless such event shall have been waived by Purchaser), Parent shall cause Purchaser to commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), and Purchaser shall commence, the Offer at the Per Share Amount as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (i) the condition (the "Minimum Condition") that at least the number of Shares that, when combined with the Shares already owned by Parent and its direct or indirect subsidiaries and any Shares purchased pursuant to the Stockholders Agreement, constitute a majority of the then outstanding Shares on a fully diluted basis, including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights, shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction or waiver of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition (other than the Minimum Condition), to increase the per Share Amount, and to make any other changes in the terms and conditions of the Offer; provided, however, that (notwithstanding
Section 8.04) no change may be made which (A) decreases the Per Share Amount,
(B) reduces the maximum number of Shares to be purchased in the Offer, (C) imposes conditions to the Offer in addition to those set forth in Annex A hereto, (D) amends or changes the terms and conditions of the Offer in any manner materially adverse to the holders of Shares (other than Parent and its subsidiaries) or (E) changes or waives the Minimum Condition. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), Purchaser shall accept for payment and pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

                  (b) As soon as reasonably practicable on the date of commencement of the Offer, Purchaser shall file with the Securities and Exchange Commission (the "SEC") and disseminate to holders of Shares to the extent required by law a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer and the other Transactions (as hereinafter defined). The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Purchaser further agree to take all steps

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necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Parent and Purchaser will provide the Company and its counsel with a copy of any written comments or telephonic notification of any verbal comments Parent or Purchaser may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof and will provide the Company and its counsel with a copy of any written responses and telephonic notification of any verbal response of Parent, Purchaser or their counsel. In the event that the Offer is terminated or withdrawn by Purchaser, Parent and Purchaser shall cause all tendered Shares to be returned to the registered holders of the Shares represented by the certificate or certificates surrendered to the Paying Agent (as defined herein).

                  SECTION 1.02. Company Action. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on June 16, 1997, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including, without limitation, each of the Offer and the Merger (the "Transactions"), are fair to and in the best interests of the holders of Shares (other than Parent and its subsidiaries), (B) approved and adopted this Agreement and the Transactions, including for purposes of satisfying the requirements of Section 203(a)(1) of the Delaware Law with respect to the Transactions, (C) taken all action as may be required by the Company's Restated Certificate of Incorporation (the "Restated Certificate") so that Article VIII, Section A.1 of the Restated Certificate is not applicable to the Transactions and, as a result, the supermajority voting requirements of Article VIII, Section A.1 of the Restated Certificate will not apply to this Agreement and the Transactions, (D) to the extent required by that certain letter agreement dated September 1, 1989, as amended January 4, 1993, between the Company and certain of its stockholders, approved the tender by such stockholders of their Shares for purchase pursuant to the Offer and the sale of such Shares in the Merger and (E) resolved to recommend, subject to the conditions set forth herein, that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the Transactions, and (ii) Oppenheimer & Co., Inc. ("Oppenheimer") has delivered to the Board a written opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view. The Company has been authorized by Oppenheimer, subject to prior review by such financial advisor, to include such fairness opinion (or references thereto) in the Offer Documents and in the Schedule 14D-9 (as defined in paragraph (b) of this Section 1.02) and the Proxy Statement referred to in Section 4.04. Subject to the fiduciary duties of the Board under applicable law as advised in writing by independent counsel (which shall, for all purposes under this Agreement, include the Company's regular outside counsel), the Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described above.

                  (b) As soon as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, subject

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to the fiduciary duties of the Board under applicable law as advised in writing by independent counsel, the recommendation of the Board described in Section 1.02(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14D-9 promulgated under the Exchange Act and any other applicable federal securities laws; provided, however, that such recommendation may be withdrawn, modified or changed to the extent that the Board determines after consultation with independent counsel that such withdrawal, modification or change is consistent with its fiduciary obligations. Any such withdrawal, modification or change shall not constitute a breach of this Agreement, but will nonetheless be subject to the provisions of Sections 8.01 and 8.03. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. The Company will provide Parent and Purchaser and their counsel with a copy of any written comments or telephonic notification of any oral comments the Company may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof and will provide Parent and Purchaser and their counsel with a copy of any written responses and telephonic notification of any oral response of the Company or its counsel.

                  (c) The Company shall promptly furnish Purchaser with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of the most recent date reasonably practicable, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares as of the most recent date reasonably practicable. The Company shall furnish Purchaser with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as Parent, Purchaser or their agents may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with
Section 8.01, shall, at the request of the Company, deliver promptly to the Company all copies of such information then in their possession and shall certify in writing to the Company its compliance with this Section 1.02(c).

                                   ARTICLE II

                                   THE MERGER

                  SECTION 2.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined), Purchaser shall be merged with and into the Company. As a result of the Merger, the separate

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corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                  SECTION 2.02. Effective Time; Closing. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Baker & Botts, L.L.P., 910 Louisiana, Suite 3000, Houston, Texas 77002, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in
Article VII.

                  SECTION 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  SECTION 2.04. Certificate of Incorporation; By-laws. (a) Subject to the requirements of Section 6.07, at the Effective Time, the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

                  (b) Subject to the requirements of Section 6.07, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

                  SECTION 2.05. Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                  SECTION 2.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the Shares:


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



                  (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.06(b) and any Dissenting Shares (as hereinafter defined)) shall be cancelled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.09, of the certificate that formerly evidenced such Share;

                  (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

                  (c) Each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation.

                  SECTION 2.07. Employee Stock Options; Director Options. Prior to the date on which Purchaser shall have accepted for payment all Shares validly tendered and not withdrawn prior to the expiration date with respect to the Offer (the "Tender Offer Acceptance Date"), the Company shall enter into an agreement with each holder of an employee or director stock option to purchase Shares (in each case, an "Option") that provides that, immediately prior to the Effective Time, each Option that is then outstanding, whether or not then exercisable or vested, shall be cancelled by the Company, and each holder of a cancelled Option shall be entitled to receive from the Purchaser at the time of such cancellation, and Purchaser shall pay, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option, whether or not then exercisable or vested, and (ii) the excess, if any, of the Per Share Amount over the exercise price per Share applicable to such Option, reduced by any applicable withholding.

                  SECTION 2.08. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the Delaware Law (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment from the Surviving Corporation of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.09, of the certificate or certificates that formerly evidenced such Shares.


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



                  (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law in respect of Dissenting Shares and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                  SECTION 2.09. Surrender of Shares; Stock Transfer Books. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company reasonably satisfactory to the Company to act as agent (the "Paying Agent") in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.06(a). Immediately prior to the Effective Time, Parent shall cause Surviving Corporation to have sufficient funds to deposit, and shall cause Surviving Corporation to deposit in trust with the Paying Agent, cash in the aggregate amount equal to the product of (i) the number of shares outstanding immediately prior to the Effective Time (other than Shares owned by Parent or Purchaser and Shares as to which dissenters' rights have been exercised as of the Effective Time) and (ii) the Per Share Amount. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, provided that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise); provided, however, that no loss on any investment made pursuant to this Section 2.09 shall relieve Parent or the Surviving Corporation of its obligation to pay the Per Share Amount for each Share outstanding immediately prior to the Effective Time.

                  (b) Promptly after the Effective Time, Parent shall cause the Surviving Corporation to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be cancelled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Merger Consideration.

                  (c) At any time following the third month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

                  (d) At Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Purchaser that:

                  SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (a "Subsidiary") is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with the Company or any Subsidiary, the term "Material Adverse Effect" means any change or effect that, when taken together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the business, operations, assets, or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in
Section 3.01 of the Disclosure Schedule delivered concurrently with the execution and delivery of this Agreement by the Company to Parent (the "Disclosure Schedule"). Except as disclosed in such Section 3.01 of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for or have voting rights with respect to, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, other than indirect equity and similar interests held for investment which are not, in the aggregate, material to the Company. Except as set forth in Section 3.01 of the Disclosure Schedule, there are not now, and on the Tender Offer Acceptance Date there will not be, any voting trusts or other agreements or understandings to which the Company or any Subsidiary is a party or is bound with respect to the voting of the capital stock of the Company. No Subsidiary is material to the business, operations or condition (financial or otherwise) of the Company or has any material assets or liabilities.

                  SECTION 3.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and its Subsidiaries. Such Certificate of Incorporation, By-laws and equivalent organization documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

                  SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 10,000,000 Shares and 10,000,000 shares of Preferred Stock, par value $1.00 per share ("Company Preferred Stock"). As of May 31, 1997, (i) 5,727,422 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and not subject to preemptive rights, (ii) no Shares were held in the treasury of the Company, (iii) no Shares were held by the Subsidiaries, and (iv) 650,687 Shares were reserved for future issuance pursuant to the Stock Option Plans of which 443,313 Shares were reserved for issuance upon exercise of existing options. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Since May 31, 1997 to the date of this Agreement, the Company has not issued any Shares or granted any Options covering Shares. Except as set forth in this Section 3.03, or Section 3.03 of the Disclosure Schedule, there are no options, convertible securities, warrants or other rights, agreements, arrangements or commitments relating to the issued or unissued capital stock obligating the Company or any Subsidiary to issue or sell or cause to be issued, delivered or sold, additional shares of capital stock of the Company or obligating the Company to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Except as disclosed in Section 3.01 of the Disclosure Schedule, (i) all of the outstanding capital stock of, or other ownership interests in, each Subsidiary, has been validly issued, is (in the case of capital stock) fully paid and nonassessable and (in the case of partnership interests) not subject to current or future capital calls, and is owned by the Company, directly or indirectly, free and clear of any lien and free of any other charge, claim, encumbrance, limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) and (ii) there are not now, and on the Tender Offer Acceptance Date there will not be, any outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries, or otherwise obligating the Company or any Subsidiary to issue, transfer or sell any such securities or to make any payments in respect of any of its securities or its equity.

                  SECTION 3.04. Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, with respect to the Merger, to the approval and adoption of this Agreement by the affirmative votes of the stockholders of the Company to the extent required by Delaware Law, and the filing and recordation of appropriate merger documents as required by Delaware Law. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative votes of the stockholders of the Company to the extent required by Delaware Law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

                  SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Restated Certificate or By-laws of the Company, (ii) assuming that required filings under the HSR Act (as hereinafter defined) and Delaware Law are made by the appropriate parties, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which any property or asset of the Company is bound or affected, or (iii) except as set forth in Section 3.05 of the Disclosure Schedule, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage or indenture, deed of trust, license, lease or, to the knowledge of the Company, any other contract, agreement, or other instrument or obligation to which the Company is a party or by which the Company or any such Subsidiary or any property or asset of the Company or Subsidiary is bound or affected, except, in the cases of (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which do not, individually or in the aggregate, have a Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any governmental or regulatory authority to be obtained or made by the Company, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Delaware Law or (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent the Company from performing its obligations in any material way under this Agreement, and does not, individually or in the aggregate, have a Material Adverse Effect.

                  SECTION 3.06. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1995 (collectively, the "SEC Reports"). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the rules and regulations thereunder and as of their respective filing dates, complied as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and (ii) did not, at the time they were filed (or at the effective date thereof in the case of registration statements), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is currently required to file any form, report or other document with the SEC under Section 12 of the Exchange Act.

                  (b) Each of the consolidated audited and unaudited financial statements (including, in each case, any notes thereto) of the Company contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-Q do not contain all GAAP notes to such financial statements) and each fairly presented the consolidated financial position, results of operations and changes in stockholders' equity and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Material Adverse Effect).

                  (c) Except as (i) and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at December 31, 1996, including the notes thereto (the "1996 Balance Sheet"),
(ii) set forth in Section 3.06(c) of the Disclosure Schedule or (iii) disclosed in any SEC Report filed by the Company after December 31, 1996, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1996 which would not, individually or in the aggregate, be material in amount.

                  SECTION 3.07. Absence of Certain Changes or Events. Since December 31, 1996, except as contemplated by this Agreement or disclosed in any SEC Report or as set forth in Section 3.07 of the Disclosure Schedule, there has not been (i) any event or change having, individually or in the aggregate, a Material Adverse Effect, except for general economic changes and changes that may affect generally the industries in which the Company operates, (ii) any material change by the Company in its accounting methods, principles or practices, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (iv) any entry into any agreement or understanding, whether written or (if enforceable) oral, between the Company or any Subsidiary on the one hand, and any of their respective employees, on the other hand, providing for the employment of any such employees or any severance or termination benefits payable or to become payable by the Company or any Subsidiary to any employee, or (v) except as permitted by this Agreement and except for increases made prior to the date of this Agreement in accordance with past practices, any increase (including any increase effective in the future) in (A) the compensation, severance or termination benefits payable or to become payable by the Company or any Subsidiary to any employee (or any increase in benefits under any change in control severance arrangement applicable to employees of the Company and the subsidiaries, generally) or (B) any bonus, insurance, pension or other employee benefits (including without limitation the granting of stock options, stock appreciation rights or restricted stock awards) made to, for or with any employee. All contracts, agreements or understandings, whether written or (if enforceable) oral, between the Company or any Subsidiary on the one hand, and any of their respective employees on the other hand, are set forth in Schedule 3.07 of the Disclosure Schedule and have been furnished to Parent prior to the date hereof. At April 30, 1997, the working capital (current assets minus current liabilities) of the Company was $10.1 million, of which $9.9 million consisted of cash, and the long-term indebtedness of the Company was less than $2.4 million. Since such date, except as contemplated by this Agreement or as set forth in Section 3.07 of the Disclosure Schedule, there has not been (i) any decrease in the working capital of the Company other than such as may result from actions taken in the ordinary course of business of the Company or (ii) any increase in the long-term indebtedness of the Company.

                  SECTION 3.08. Absence of Litigation. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 3.08 of the Disclosure Schedule, there is no claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any Subsidiary, or affecting any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which (i) individually or in the aggregate, is reasonably expected to have a Material Adverse Effect (other than any claim, action, proceeding or investigation seeking to delay or prevent the consummation of any Transaction) or (ii) seeks to delay or prevent the consummation of any Transaction. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect.

                  SECTION 3.09. Compliance with Applicable Laws. The Company and each Subsidiary hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business as it is currently conducted except where the failure to so hold is not reasonably expected to have a Material Adverse Effect. Except as disclosed in the Disclosure Schedule or in any SEC Report filed prior to the date of this agreement or as to matters for which reserves have been established and which reserves have been disclosed to Purchaser, the businesses of the Company and the Subsidiaries currently are not being conducted, and have not previously been conducted, in violation of any law, ordinance or regulation of any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity"), except for possible violations which individually or in the aggregate do not have a Material Adverse Effect. Except as described in SEC Reports filed prior to the date of this Agreement, no investigation or review by any Governmental Entity concerning any such possible violations by the Company or any Subsidiary is pending or, to the knowledge of the executive officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same in each case other than those the outcome of which could reasonably be expected to have a Material Adverse Effect.

                  SECTION 3.10. Employee Benefit Plans. (a) Section 3.10 of the Disclosure Schedule contains a true and complete list of (i) all employee benefit plans (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary and (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability not otherwise provided for in the Company's financial statements contained in the SEC Reports under Section 4069 of ERISA, in the event such plan were terminated, or under Section 4212(c) of ERISA, or in respect of which the Company or any Subsidiary remains secondarily liable under Section 4204 of ERISA (collectively, (i) and (ii) referred to herein as the "Plans"). Each Plan is in writing and the Company has made available to Parent true and complete copies of each Plan and true and complete copies of each material document prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Except as specifically provided by this Agreement, neither the Company nor any Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the "Code").

                  (b) None of the Plans is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a "Multiemployer Plan"), or is a single employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which the Company or any Subsidiary could incur liability under
Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except to the extent set forth in Plans listed in Section 3.09 of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or other benefits as a result of any Transaction or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit that could be subject to a tax under
Section 4999 of the Code. Except as disclosed in Section 3.09 of the Disclosure Schedule, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary.

                  (c) Each Plan which is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that such Plan is so qualified, and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under
Section 501(a) of the Code has received a determination letter from the IRS that such trust is so exempt. No fact or event has occurred that could adversely affect the qualified status of any such Plan or the exempt status of any such trust, other than those which have been remedied by the IRS' Voluntary Compliance Resolution or Closing Agreement Programs. Each trust maintained or contributed to by the Company or any Subsidiary which is intended to be qualified as a voluntary employees' beneficiary association exempt from federal income taxation under Sections 501(a) and 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred that could adversely affect such qualified or exempt status.

                  (d) Except to the extent as does not constitute a Material Adverse Effect, each Plan is now and has been operated in all respects in accordance with the requirements of all applicable laws, including, without limitation, ERISA and the Code, and the Company and each Subsidiary have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Plan has incurred an "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. The Company's financial statements contained in the SEC Reports reflect an accrual (through March 31, 1997) of all material amounts of employer contributions and premiums accrued but unpaid with respect to the Plans. With respect to each Plan subject to Title IV of ERISA, the Company has no knowledge that, as of the date hereof, the excess of the accumulated benefit obligations of such Plan over the fair market value of the assets of such Plan has increased above such excess determined as of the date of the most recent actuarial valuation report prepared for such Plan.

                  (e) The Company and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the consummation of the Offer.

                  (f) Except as set forth in Section 3.10 of the Disclosure Schedule, each Plan may be unilaterally terminated at any time by the Company or a Subsidiary without material liability.

                  SECTION 3.11. Labor Matters. Except as set forth in Section
3.11 of the Disclosure Schedule, and other than exceptions as do not have a Material Adverse Effect, (i) there are no controversies including any labor strike, material organized work stoppage or other material organized labor controversy pending or, to the best knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the best knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees;
(iii) there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; (v) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary and (vi) the Company and each Subsidiary is in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees.

                  SECTION 3.12. Offer Documents; Schedule 14D-9. Neither the
Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents, or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Purchaser or Parent for inclusion in the Schedule 14D-9. The Schedule 14D-9 shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  SECTION 3.13. Taxes. (a) Except as set forth on Section 3.13 of the Disclosure Schedule, (i) the Company and each Subsidiary, and any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member has properly completed and timely (taking into account any extensions) filed all federal and all material state, local and foreign returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed in respect of any Tax and has timely paid all Taxes that are shown by such Returns to be due and payable and (ii) the Returns correctly and accurately (except perhaps for one or more matters the aggregate effect of which is not material) reflect the facts regarding the income, business and assets, operations, activities, status or other matters of the Company required to be shown thereon or any other information required to be shown thereon and are not subject to penalties under Section 6662 of the Code, relating to accuracy-related penalties, or any corresponding provision of applicable state, local or foreign tax law or any predecessor provision law, (iii) the Company and each Subsidiary has established reserves that are adequate in the aggregate for the payment of all material Taxes not yet due and payable with respect to the results of operations of the Company and the Subsidiary through the date hereof, and (iv) the Company and each Subsidiary have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and the filing of federal Returns and any material state or local Return.

                  (b) Section 3.13 of the Disclosure Schedule sets forth the last taxable period through which the federal income Tax Returns of the Company and each Subsidiary have been examined by the IRS. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in the Company's most recent audited financial statements. Except as provided for in
Section 3.13 of the Disclosure Schedule, no material federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which the Company or any of the Subsidiaries would be liable, and no material deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against the Company or any of the Subsidiaries with respect to any period.

                  (c) Except as disclosed on Section 3.13 of the Disclosure Schedule, neither the Company nor any Subsidiary has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (i) any agreement extending the period for assessment or collection of any Tax for which the Company or any Subsidiary is liable or (ii) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to the Company or any Subsidiary. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any Subsidiary. Except as set forth in Schedule 3.13, neither the Company nor any Subsidiary is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement. Neither the Company nor any Subsidiary is a party to any agreement or other arrangement that would result separately or in the aggregate in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Subsidiary.

                  (e) Except for the group of which the Company is presently a member, neither the Company nor any Subsidiary has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than as a common parent corporation.

                  (f) After the date hereof, no election which is inconsistent with past practices with respect to Taxes will be made without the written consent of Buyer

                  (g) None of the assets of the Company or any Subsidiary is property that the Company is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

                  (h) None of the assets of the Company or any Subsidiary directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                  (i) None of the assets of the Company or any Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (j) Neither the Company nor any Subsidiary has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise which will have any adverse effect on any Tax for a period which ends after December 31, 1996.

                  (k) Neither the Company nor any Subsidiary has participated in an international boycott within the meaning of Section 999 of the Code.

                  (l) Neither the Company nor any Subsidiary has nor has either had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

                  (m) Schedule 3.13 of the Disclosure Schedule identifies each arrangement to which the Company or a Subsidiary is a party and which is a partnership for federal income tax purposes and which was required to file an income tax return for a taxable year of such partnership which ended in 1996 (taking into account any election which permitted such arrangement not to file such a return).

                  (n) Schedule 3.13 of the Disclosure Schedule identifies the Company's basis and excess loss account, if any, in each Subsidiary which had on December 31, 1996 assets with a fair market value in excess of $500,000.

                  (o) "Tax" or "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and custom duties, tariffs, and similar charges.

                  SECTION 3.14. Brokers. No broker, finder intermediary or investment banker (other than Oppenheimer) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Oppenheimer pursuant to which such firm would be entitled to any payment relating to the Transactions.

                  SECTION 3.15. Insurance. Section 3.15 of the Disclosure Schedule lists all insurance policies currently held by the Company or any of the Subsidiaries insuring occurrences or claims on or made on the date hereof. There is no default by the Company or any subsidiary with respect to any provision contained in any such insurance policy which would permit the denial of coverage or cancellation of coverage thereunder, except for defaults or failures which, individually or in the aggregate, would not have a Material Adverse Effect and the Subsidiaries taken as a whole.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

                  Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

                  SECTION 4.01. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Purchaser to perform their obligations hereunder and to consummate the Transactions.

                  SECTION 4.02. Authority Relative to this Agreement. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, with respect to the Merger, to the filing and recordation of appropriate merger documents as required by Delaware Law. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms.

                  SECTION 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of either Parent or Purchaser, (ii) assuming that required filings under the HSR Act and Delaware Law are made by the appropriate parties, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage or indenture, deed of trust, license, lease or, to the knowledge of Parent and Purchaser, any other contract, agreement or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, in the cases of (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent Parent and Purchaser from performing their respective obligations in any material way under this Agreement and consummating the Transactions.

                  (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, the HSR Act, and filing and recordation of appropriate merger documents as required by Delaware Law and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing their respective obligations in any material way under this Agreement.

                  SECTION 4.04. Offer Documents; Proxy Statement. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (as hereinafter defined) (such proxy statement, as amended and supplemented, being referred to herein as the "Proxy Statement") and
Schedule 14D-9 will not, on the date the Proxy Statement or Schedule 14D-9 (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

                  SECTION 4.05. Brokers. No broker, finder, intermediary or investment banker (other than Petrie Parkman & Co., Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

                  SECTION 4.06. Financing. Parent has, or will have available to it at the time Purchaser is required to pay for Shares under the terms of the Offer, and will make available to Purchaser, sufficient funds to permit Purchaser to acquire all the outstanding Shares in the Offer and the Merger. Parent has obtained written commitments for such funds and has provided the Company with copies of such commitments.

                                    ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

                  SECTION 5.01. Conduct of Business by the Company Pending the Purchaser's Election Date. The Company covenants and agrees that, between the date of this Agreement and the election or appointment of Purchaser's designees to the Board pursuant to Section 6.03 upon the purchase by Purchaser of any Shares pursuant to the Offer (the "Purchaser's Election Date"), unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the goodwill of those current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement or as disclosed in Section 5.01 of the Disclosure Schedule, the Company shall not, between the date of this Agreement and the Purchaser's Election Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

                  (a) amend or otherwise change the certificate of incorporation or by-laws or equivalent organizational documents of the Company or the Subsidiaries;

                  (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to Options outstanding on the date hereof) or
         (ii) any assets of the Company or any Subsidiary, except for sales of products in the ordinary course of business and in a manner consistent with past practice;

                  (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for such declarations, set asides, dividends and other distributions made from any Subsidiary to the Company);

                  (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any material amount of assets other than in the ordinary course of business; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contribution to, or investments in, any other person (other than such of the foregoing as are made by the Company to or in a wholly-owned subsidiary of the Company), except in the ordinary course of business and consistent with past practice; or
         (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

                  (f) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practices in salaries or wages of employees of the Company or any Subsidiary who are not officers of the Company or any Subsidiary, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

                  (g) make any tax election or settle or compromise any material federal, state, local or foreign income tax liability;

                  (h) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 1996 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

                  (i) settle or compromise any pending or threatened suit, action or claim which is material or which relates to any of the Transactions;

                  (j) undertake any capital commitment not reflected in the Company's budget in an individual amount greater than $100,000 or, when aggregated with all other capital commitments not reflected in the Company's budget, in an aggregate amount greater than $1,000,000; or

                  (k) take or offer or propose to take, or agree to take in writing, or otherwise, any of the actions described in paragraphs (a) through (j) of this Section 5.01 or any action which would result in any of the conditions to the Offer not being satisfied (other than as contemplated by this Agreement).

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  SECTION 6.01. Stockholders Meeting. Subject to its fiduciary duties under applicable law as advised by independent counsel, the Company, acting through the Board, shall, if required by applicable law and the Restated Certificate and By-laws of the Company, (a) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Stockholders Meeting") and (b) include in the Proxy Statement the recommendation of the Board that the stockholders of the

Company approve and adopt this Agreement and the Transactions; provided, however, that such recommendation and approval may be withdrawn, modified or changed to the extent that the Board determines after consultation with independent counsel that such withdrawal, modification or change is consistent with its fiduciary duties. Any such withdrawal, modification or change shall not constitute a breach of this Agreement but will nonetheless be subject to the provisions of Sections 8.01 and 8.03. To the extent permitted by law, Parent and Purchaser each agree to vote all Shares beneficially owned by them in favor of the Merger.

                  SECTION 6.02. Proxy Statement. As soon as practicable following the purchase of all Shares validly tendered and not withdrawn pursuant to the Offer, if required by applicable law the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders Meeting at the earliest practicable time with the intent being to complete the Merger before September 30, 1997.

                  SECTION 6.03. Company Board Representation; Section 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser at such time bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. At such times, the Company shall use its best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board (some of whom may be required to be independent as required by applicable law or rules of the National Association of Securities Dealers Automated Quotation National market System ("NASDAQ/NMS")), (ii) each board of directors of each domestic Subsidiary and (iii) each committee of each such board, in each case only to the extent permitted by applicable law.

Notwithstanding the foregoing, until the time Purchaser acquires a majority of the then outstanding Shares on a fully diluted basis, the Company shall use its best efforts to ensure that all the members of the Board and each committee of the Board and such boards and committees of the domestic Subsidiaries as of the date hereof who are not employees of the Company shall remain members of the Board and of such boards and committees.

                  (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.03 and shall include in the Schedule 14D-9 an Information Statement pursuant to Section 14(f) providing such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

                  (c) Following the election or appointment of designees of Purchaser pursuant to this Section 6.03, prior to the Effective Time, any amendment of this Agreement or the Restated Certificate or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or if no such directors are then in office, no such amendment, termination, extension or waiver shall be effected which is materially adverse to the holders of Shares (other than Parent and its subsidiaries).

                  SECTION 6.04. Access to Information; Confidentiality. (a) From the date hereof to the consummation of the Offer, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser and persons providing or committing to provide Parent or Purchaser with financing for the Transactions with all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

                  (b) To the extent permitted by applicable law, in order to facilitate the continuing operation of the Company by Parent and Purchaser from and after the completion of the Offer without disruption and to assist in the achievement of an orderly transition in the ownership and management of the Company, from the date of this Agreement and until completion of the Offer, the Company, Parent and Purchaser shall cooperate reasonably with each other to effect an orderly transition including, without limitation, with respect to communications with employees.

                  (c) All information obtained by Parent or Purchaser pursuant to this Section 6.04 shall be kept confidential in accordance with the confidentiality agreement, dated April 29, 1997 (the "Confidentiality Agreement"), between Parent and the Company.

                  SECTION 6.05. No Solicitation of Transactions. Until this Agreement shall have been terminated pursuant to Section 8.01, neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director or any agent, investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any Subsidiary or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any substantial portion of the assets of, or any equity interest in, the Company (including, without limitation, any take-over bid or tender offer or exchange offer, merger, consolidation or similar transaction involving the Company or any of its subsidiaries (other than the transactions contemplated by this Agreement) (any of such transactions being an "Acquisition Transaction") or any business combination with the Company or, except to the extent required by fiduciary obligations under applicable law as advised by independent counsel, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that nothing contained in this Section 6.05 shall prohibit the Board from furnishing information to, or entering into discussions or negotiations with, any person in connection with an unsolicited (from the date of this Agreement) proposal in writing by such person to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of the Company or any of its Subsidiaries, if, and only to the extent that, (i) the Board, after consultation with independent counsel (which may include its regularly engaged independent counsel), determines in good faith that such action is required for the Board to act in a manner that is consistent with its fiduciary duties to stockholders imposed by Delaware Law (such determination having been made by the full Board and not having been delegated to any committee thereof) and (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person the Company obtains from such person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company shall notify Parent promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made after the execution hereof. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or, subject to the fiduciary duties of the Board, standstill agreement to which the Company is or may become a party.

                  SECTION 6.06. Employee Compensation and Other Employee Benefits Matters. Annex B hereto sets forth certain agreements among the parties hereto with respect to the Plans and other employee benefits matters.

                  SECTION 6.07. Directors' and Officers' Indemnification and Insurance.

                  (a) The Certificate of Incorporation of the Surviving Corporation and each of its Subsidiaries shall contain provisions no less favorable with respect to limitation of liability than are set forth in Article VII of the Restated Certificate and Article V of the Bylaws of the Company as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), unless such modification is required by law. From and after the Purchaser's Election Date, the Company shall not amend, repeal or otherwise modify the limitation of liability provisions of Article VII of the Restated Certificate or the indemnification or advancement of expenses provisions in the Restated Certificate of any of the Company's Subsidiaries in any manner that would adversely affect the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), unless such modification is required by law.

                  (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify, hold harmless and defend, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, hold harmless and defend, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before, on or after the Effective Time) ("Claim"), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including, without limitation, any Claim arising out of this Agreement or any of the transactions contemplated hereby or the operations of the Company or the condition of the assets of the Company), whether occurring before, on or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the later of the date of this Agreement and the Effective Time, in each case to the fullest extent permitted under Delaware Law (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Delaware Law). In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnified Parties may retain counsel (including local counsel) satisfactory to them and the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall use all reasonable efforts in the vigorous defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided further that neither the Company nor the Surviving Corporation shall be obligated pursuant to this
Section 6.07(b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Company or the Surviving Corporation; and provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

                  (c) The Company shall, from and after the date of this Agreement and to and including the Effective Time, and the Surviving Corporation shall, for six years from the Effective Time, maintain in effect the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time.

                  (d) Except as otherwise provided in this Agreement and only to the extent permitted by applicable law and public policy, the Surviving Corporation, Parent and Purchaser each hereby release and discharge each Indemnified Party from, and covenant not to sue any Indemnified Party with regard to, any Claim, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including, without limitation, any Claim arising out of this Agreement or any of the transactions contemplated hereby or the operations of the Company or the condition of the assets of the Company). Such release and covenant not to sue include Claims resulting in any way from the negligence or strict liability of any Indemnified Party, whether the negligence or strict liability is active, passive, joint, concurrent, or sole.

                  (e) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent's option, Parent, shall assume the obligations set forth in this Section 6.07.

                  (f) The By-laws of the Surviving Corporation and each of its Subsidiaries shall contain the provisions with respect to indemnification, defense and advancement of expenses set forth in the By-laws of the Company on the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law or is desired to conform such provisions with comparable provisions in the By-laws of Parent, which By-law provisions shall be at least as favorable to such individuals as the provisions contained in the Bylaws of Parent on the date of this Agreement. From and after the Purchaser's Election Date, the Company shall not amend, repeal or otherwise modify the indemnification, defense and advancement of expenses provisions of the By-laws of the Company or the indemnification, defense and advancement of expenses provisions in the By-laws of any of the Company's Subsidiaries in any manner that would adversely affect the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), unless such modification is required by law or is desired to conform such provisions with comparable provisions in the By-laws of Parent, which By-law provisions shall be at least as favorable to such individuals as the provisions contained in the Bylaws of Parent on the date of this Agreement.

                  (g) The obligations of the Company or the Surviving Corporation under this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 6.07 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section
6.07 applies shall be third-party beneficiaries of this Section 6.07).

                  (h) In the event that the Company or the Surviving Corporation should fail, at any time from and after the Purchaser's Election Date, to comply with any of the foregoing obligation set forth in this Section 6.07, for any reason, Parent shall be responsible therefor and hereby agrees to perform such obligations unconditionally without regard to any defense or other basis for nonperformance which the Company or the Surviving Corporation may have or claim (except as would be prohibited by applicable Delaware Law), it being the intention of this subsection (h) that the officers, directors, employees, fiduciaries and agents of the Company and its Subsidiaries shall be fully indemnified and that the provisions of this subsection (h) be a primary obligation of Parent and not merely a guarantee by Parent of the obligations of the Company or Purchaser.

                  (i) Parent and Purchaser understand that the Company has entered into contractual indemnification arrangements with each of its current directors and executive officers.

                  SECTION 6.08. Further Action; Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall
(i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions, (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger and
(iii) except as contemplated by this Agreement, use its reasonable best efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement. If, at any time after the Effective Time the Surviving Corporation considers or is advised that any deeds, bills of sale assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the parties to the Merger acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of each of the parties to the Merger or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each, all such other actions and things as may be necessary or desirable to vest, perfect or conform any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                  SECTION 6.09. Compliance with Antitrust Laws. Each of Parent, Purchaser and the Company will use its reasonable best efforts to resolve such objections, if any, which may be asserted with respect to the Offer or the Merger under the antitrust laws. In the event a suit is instituted challenging the Offer or the merger as violative of the antitrust laws, each of Parent, Purchaser and the Company will use its reasonable best efforts to resist or resolve such suit. Parent, Purchaser and the Company will use their reasonable best efforts to take such action as may be required (a) by the Antitrust Division of the Department of Justice or the Federal Trade Commission in order to resolve such objections as either of them may have to the Offer or the Merger under the antitrust laws or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Offer or the merger as violative of the antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order which has the effect of preventing the consummation of the Offer or the Merger.

                  SECTION 6.10. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the NASDAQ/NMS to which Parent or the Company is a party.

                  SECTION 6.11. Parent Guarantee. Parent agrees to take all action necessary to cause Purchaser to perform all of Purchaser's, and the Surviving Corporation to perform all of the Surviving Corporation's, agreements, covenants and obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement. Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Purchaser and for any breach of this covenant.

                  SECTION 6.12. Participation in Closing. Parent and Purchaser agree that their participation in the closing of the Offer and the Merger constitutes an acknowledgment by them that they have had access to sufficient information concerning the Company to make an informed decision to consummate the Transactions.

                  SECTION 6.13. Notification of Certain Other Matters. The Company will promptly notify Parent of:

                  (a) any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions;

                  (b) any written notice or other written communication from any Governmental Entity in connection with the Transactions; and

                  (c) any fact, development or occurrence that constitutes a Material Adverse Effect or is reasonably expected to result in such an effect.

                  SECTION 6.14. State Takeover Statutes. The Company will use its reasonable best efforts to (i) exempt the Company, the Offer and the Merger from requirements of any state takeover law by action of the Company's Board of Directors or otherwise and (ii) assist in any challenge by Purchaser to the validity or applicability to the Offer or the Merger of any state takeover law.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

                  SECTION 7.01. Conditions to the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions and only the following conditions:

                  (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law and the Restated Certificate;

                  (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

                  (c) No Order. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Transactions; and

                  (d) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Purchaser shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

                  SECTION 8.01. Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the
Company:

                  (a) By mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company prior to Purchaser's Election Date; or

                  (b) By Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before September 30, 1997; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any court of competent jurisdiction in the United States or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (c) By Parent if (i) due to an occurrence or circumstance that results in a failure to satisfy any condition set forth in Annex A hereto, Purchaser shall have (A) failed to commence the Offer within 10 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for

         Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless any such failure listed above shall have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by Parent or Purchaser of any material representation or warranty of either of them contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof (A) shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction or (B) shall have recommended another Acquisition Transaction with a third party.

                  (d) By the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer within 10 days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of the Company to satisfy the conditions set forth in paragraphs (f) or (g) of Annex A or
         (ii) prior to the purchase of Shares pursuant to the Offer, the Board, after consultation with independent counsel, shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement or the Merger as a result of a proposal by a third party for an Acquisition Transaction.

                  SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except as set forth in Section 8.03 and Section 9.01, and nothing herein shall relieve any party from liability for any breach hereof.

                  SECTION 8.03. Costs and Expenses. Except as specified herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, regardless of whether any Transaction is consummated. To compensate Parent for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including the foregoing the pursuit of other opportunities by Parent, the Company and Parent agree as follows:

                  (a) Provided that neither Parent nor Purchaser shall be in material breach of its obligations under this Agreement (which breach has not been cured promptly following receipt by Parent or Purchaser, as the case may be, of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), the Company shall pay to the Parent the sum of $2,780,000 (the "Termination Fee") if (i) this Agreement is terminated either
(A) by the Company under the provisions of Section 8.01(d)(ii) or (B) by Parent or Purchaser under the provisions of Section 8.01(c)(ii).

                  (b) Any payment required by paragraph (a) of this Section shall become payable upon termination of the Agreement in the manner provided in such paragraph.

                  (c) The Company acknowledges that the agreements contained in this Section 8.02 are an integral party of the transactions contemplated in this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee when due, the Company shall in addition thereto pay to Parent all costs and expenses (including fees and disbursements of counsel) incurred in collecting such Termination Fee, as the case may be, together with interest on the amount of the Termination Fee (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Parent at the prime rate of The Chase Manhattan Bank, N.A., as in effect from time to time during such period.

                  SECTION 8.04. Amendment. Subject to the limitations set forth in Section 6.03(c), this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that no amendment may be made which (i) reduces the amount or changes the type of consideration into which each Share shall be converted upon consummation of the Merger, (ii) imposes conditions to the Merger in addition to those set forth in Section 7.01 or (iii) would otherwise amend or change the terms and conditions of the Merger in any manner materially adverse to the holders of Shares. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 8.05. Waiver. Subject to the limitations set forth in
Section 6.03(c), at any time prior to the Effective Time, any party hereto may
(i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

                  SECTION 9.01. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that (i) the representations and warranties of the Company set forth in Article III shall terminate on the Purchaser's Election Date, (ii) the agreements set forth in Articles II and IX and Sections 6.06, 6.07 and 6.11 shall survive the Effective Time indefinitely and (iii) the agreements set forth in Sections 6.04(c) and
8.03 and Article IX shall survive termination indefinitely.

                  SECTION 9.02. Scope of Representations and Warranties.

                  (a) Except as and to the extent expressly set forth in this Agreement, the Company makes no, and disclaims any, representations or warranties whatsoever, whether express or implied. The Company disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Parent, Purchaser, their affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Parent, Purchaser or their affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of the Company or any other person or contained in the files or records of the Company), wherever and however made.

                  (b) Except as and to the extent expressly set forth in this Agreement, neither Parent nor Purchaser makes, and each disclaims, any representations or warranties whatsoever, whether express or implied. Each of Parent and Purchaser disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to the Company, its affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of the Company or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of Parent, Purchaser or any other person), wherever and however made.

                  SECTION 9.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

                  if to Parent or Purchaser:

                        Monterey Resources, Inc.
                        5201 Truxtun Avenue
                        Bakersfield, California
                        Facsimile No.:  (805) 864-3050
                        Attention:  R. Graham Whaling

                  with a copy to:

                        Andrews & Kurth L.L.P.
                        600 Travis, Suite 4200
                        Houston, Texas  77002
                        Facsimile No.:  (713) 220-4285
                        Attention:  G. Michael O'Leary
                  if to the Company:

                  McFarland Energy, Inc.
                  10425 South Painter Avenue
                  Santa Fe Springs, California 90670
                  Facsimile No.:  (562) 906-4022
                  Attention:  J. C. McFarland

                  with a copy to:

                        Baker & Botts, L.L.P.
                        910 Louisiana, Suite 3000
                        Houston, Texas 77002
                        Facsimile No.:  (713) 229-1522
                        Attention:  Walter J. Smith, Esq.

                  and

                        Oppenheimer & Co., Inc.
                        10880 Wilshire Boulevard
                        Los Angeles, California 90024
                        Facsimile No.:  (310) 446-7444
                        Attention: Ronald D. Ormand

                  SECTION 9.04. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

                  (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares
         (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

                  (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of Los Angeles, California;

                  (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

                  (e) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

                  (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

                  SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

                  SECTION 9.06. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.04(c), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except that the Confidentiality Agreement shall remain in full force and effect. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any wholly owned subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

                  SECTION 9.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

                  SECTION 9.08. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

                  SECTION 9.09. Governing Law. Except to the extent that Delaware Law applies to the Transactions, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court sitting in the City of Wilmington.

                  SECTION 9.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 9.11. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                      MONTEREY RESOURCES, INC.



                                      By       /s/ R. Graham Whaling
                                        --------------------------------------
                                             Name:    R. Graham Whaling
                                             Title:   Chairman of the Board and
                                                      Chief Executive Officer


                                      MONTEREY ACQUISITION CORPORATION



                                      By       /s/ R. Graham Whaling
                                        --------------------------------------
                                             Name:  R. Graham Whaling
                                             Title:   Chairman of the Board and
                                                      Chief Executive Officer


                                      McFARLAND RESOURCES, INC.



                                      By       /s/ J. C. McFarland
                                         --------------------------------------
                                             Name:    J. C. McFarland
                                             Title:   Chairman of the Board and
                                                      Chief Executive Officer

                                                                       ANNEX A
                                                                       -------

                             Conditions to the Offer


                  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer after 30 days from the commencement of the Offer or
(iii) at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

                  (a) there shall have been issued and remain in effect any temporary restraining order, preliminary or final injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, resulting from any action or proceeding brought by any person which (i) restrains or prohibits the making of the Offer or the consummation of any other Transaction, (ii) prohibits or limits ownership or operation by the Company, Parent or Purchaser of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, Parent or any of their subsidiaries, or compels the Company, Parent or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries or imposes any material limitation on the ability of Parent or Purchaser to conduct such business or own such assets, in each case as a result of the Transactions; (iii) imposes material limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer, or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; (iv) requires divestiture by Parent or Purchaser of any Shares;

                  (b) there shall have been any action taken, or any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, in the case of both (i) and (ii) other than the routine application of the waiting period provisions of the HSR Act to the Offer, or the Merger, in each case which results in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

                  (c) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any substantial limitation or suspension of, payments in respect of banks in the United States,
         (iii) any limitation (whether or not mandatory) by any U.S. federal or state government or governmental, administrative or regulatory authority or agency on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (v) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

                  (d) (i) the Board shall have withdrawn or modified in a manner adverse to Parent or Purchaser the approval or recommendation of the Offer, the Merger or this Agreement or approved or recommended any takeover proposal or any other acquisition of Shares other than the Offer and the Merger or (ii) the Board shall have resolved to do any of the foregoing;

                  (e) any representation and warranty of the Company in this Agreement shall not be true and correct and the failure to be true and correct has a Material Adverse Effect and such failure shall not have been cured (provided five days' written notice of such failure has been provided by Purchaser to the Company) (if a representation and warranty of the Company shall, by its terms, only be not true and correct if the consequences thereof constitute a Material Adverse Effect, then the failure of such representation and warranty to be true and correct shall be deemed to have a Material Adverse Effect with in the meaning of this paragraph (e));

                  (f) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement and shall not have cured such default (provided five days' written notice of such failure has been provided by Purchaser to the Company);

                  (g) this Agreement shall have been terminated in accordance with its terms; or

                  (h) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

                  The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                                                       ANNEX B
                                                                       -------

                                Employee Benefits

                  (a) Employees. Nothing in this Agreement shall operate or be construed as an obligation of Parent, the Company or any Subsidiary to continue the employment of any employee of the Company or any of its Subsidiaries for any fixed period after the Tender Offer Acceptance Date.

                  (b) Compensation and Benefits. Except to the extent otherwise required by paragraph (c) of this Annex B, Parent agrees to provide the Company's employees with compensation and employee benefit plans or programs on substantially the same basis as the same are provided to similarly situated employees of Parent or any of its subsidiaries; provided, however, in lieu thereof Parent may elect to continue one or more of the Company's existing benefit plans for any continuing employees for such period or periods as Parent may determine; and provided further, however, that employees of the Company shall be given credit for all purposes for years of service with the Parent and Purchaser equal to the number of years of service with the Company.

                  (c) Severance; Outplacement. Parent agrees that until two years after the Tender Offer Acceptance Date, the Surviving Corporation will provide (i) severance payments consistent with the Company's existing Change in Control Retention/Severance Plan to all officers and employees, and (ii) reasonable outplacement services for all officers of the Company and its subsidiaries employed by the Company or its subsidiaries at the Tender Offer Acceptance Date, in each case, who are terminated without cause (as that term is defined in the Company's Change in Control Retention/Severance Plan), prior to such date.

                  (d) Individual Agreements. Parent agrees that the occurrence of the Tender Offer Acceptance Date shall be treated as a Change in Control for purposes of the Company's Change in Control Retention/Severance Plan and for each of the Agreements regarding employment listed below:

  Name of Executive               Date of Agreement
  -----------------               -----------------
  J. C. McFarland                 August 9, 1995
  Craig M. Sturtevant             August 8, 1995 (as amended December 10, 1996)
  Ronald T. Yoshihara             August 8, 1995
  William H. Moodie               August 25, 1995 (as amended December 10, 1996)
  Robert E. Ransom                August 10, 1995
  Reinhard J. Suchsland           July 22, 1996

                  Parent agrees that the cash amounts and benefits owing under such Agreements if the employment of the executive a party thereto is Involuntarily Terminated are as calculated and set forth in a schedule thereof previously delivered to Parent.

                  (e) Full Vesting. Parent commits that the Company's Employee Retirement Savings and Stock Ownership Plan and Trust shall be amended to provide that all participants therein as of the Tender Offer Acceptance Date shall be fully vested in their benefits thereunder as of such date.

                  (f) Consulting Agreement. Prior to the Tender Offer Acceptance Date, but conditioned thereon, Parent and J. C. McFarland ("JCMc") will enter into a consulting agreement pursuant to which JCMc will agree to consult with Parent and assist on any project or subject within his area of expertise, as reasonably requested and subject to the limitation that such activities shall not require more than one-half of his time. The agreement will have a four-year term and will provide for compensation in an amount per year equal to JCMc's current base salary with the Company, together with health benefits and reimbursement for all direct out-of-pocket expenses reasonably incurred. In addition, prior to the end of 1997, JCMc will be appointed to Parent's Board of Directors as a member of the class of directors whose term expires in the year 2000. In such capacity, JCMc will be considered a non-employee director and will receive all compensation and other benefits granted by Parent to non-employee directors, other than the annual cash retainer. Pursuant to the consulting agreement, JCMc will agree to utilize all cash severance benefits payable under his employment agreement with the Company, net of any taxes owing thereon, to purchase shares of common stock of Parent in the open market. The parties agree that the compensation to be received by Mr. McFarland pursuant to the Consulting Agreement is reasonable compensation for services to be rendered under the agreement.

                                       B-2